Exhibit 4.8

BluePhoenix Solutions Ltd. 2007 Award Plan

1.	NAME

This plan as adopted by the Board of Directors of Blue Phoenix Solutions Ltd., (the “Company”) on July 8, 2007, and as amended from time to time, shall be known as the “BluePhoenix Solutions Ltd. 2007 Award Plan” (hereinafter referred to as the “Plan”).

2.	PURPOSE OF THE PLAN

The purposes of this Plan are to attract and retain the best available individuals for positions of substantial responsibility, and to promote the success of the Company’s business and the businesses of it subsidiaries and affiliates by aligning the financial interests of individuals providing services to the Company and its subsidiaries and affiliates with long-term shareholders value.

3.	HEADINGS AND DEFINITIONS

3.1	The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.

3.2	In this Plan, the following terms shall have the meanings set forth beside them:

“Affiliates”	Corporate entities who are controlled by, or under control of, the Company;
"Approved Award"	An Award granted under Section 102 in accordance with the capital gains route;
“Award”	A conditional right to receive an ordinary share of the Company, granted to a Participant, subject to the provisions of this Plan and the applicable Award Agreement;
“Award Agreement”	A written agreement between the Company and a Participant setting forth the terms under which Awards are granted to a Participant;
“Board”	The Company’s Board of Directors, or, subject to applicable law and to the Company’s Articles of Association, any committee empowered by the Board for the purpose of implementation of this Plan;
"Company"	BluePhoenix Solutions Ltd., a company incorporated under the laws of Israel or any Successor Company;
“Consultant”	Shall mean any person, except an Employee, engaged by a Group Company, in order to render services to such company, including as an advisor;

“Effective Date”	A date to be determined separately for each Participant, as specified in such a Participant’s Award Agreement, from which the vesting period of the Awards shall commence;
“Employee”	Shall mean any person, who is a common law employee of a Group Company, and who is on the payroll of such company or any officer of such company, all in accordance with Section 102;
“Expiration Date”	Ten (10) years from the Effective Date of such Award;

“Holding Period”	The holding period provided under Section 102 in respect of the “capital gains route” or under a tax ruling received from the Israeli Tax Authority;
“Ordinance”	The Israeli Income Tax Ordinance [New Version], 5721-1961 and the regulations promulgated thereunder, as amended from time to time;
“Participant”	Shall mean an Employee of, or a Consultant to, a Group Company;
“Purchase Price”	Shall mean the consideration required to be paid by a Participant upon vesting of one Award;
"Group Company"	Any member of the Group;
"Group"	The Company, its Subsidiaries and Affiliates;
“Section 102”	Section 102 of the Ordinance and the Israeli Income Tax Rules (Tax Relief in Issuance of Shares for Employees) 2003, as amended from time to time;
“Share”	An ordinary share of the Company (par value NIS 0.01 per share) issued upon the Vesting of an Award;
“Structural Change”
(a) An acquisition of all or substantially all of the Company’s assets; or
(b) A merger or spin-off or an arrangement which economically amounts to a merger or a spin-off , under which the Company is not the surviving entity; or
(c) A sale or a series of sales of ordinary shares constituting at least 50% of the Company’s capital or at least 50% of the voting power, which causes the delisting of the Company form NASDAQ Global Market;

“Subsidiary”	Any entity in which the Company holds more than 50% of the share capital, or over 50% of the voting rights;

“Successor Company”
Shall mean any entity with or into which the Company merged, or to which certain operations or certain assets of the Company were transferred, or which purchased substantially all the Company’s assets or ordinary share, provided that the Company is not the surviving entity;

“Tax”	Any applicable tax and other compulsory payments such as social security and health tax contributions under any applicable law;
“Termination”
(1) For an Employee, the interruption or termination of service as an Employee, and (2) for Consultants, the interruption, expiration, or termination of such person’s consulting or advisory relationship with a Group Company, or the occurrence of any termination event as set forth in such person’s Award Agreement;

For the purpose of this plan the following shall not be considered as Termination (i) for an Employee- annual leave, sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence authorized in writing by the Board, or a transfer of an Employee from a Group Company or vice versa; and (ii) for a Consultant- any temporary interruption in such person’s availability to provide services to a Group Company, which has been authorized in writing by the engaging Company’s board prior to its commencement;

“Termination Date”
With regard to Employees, the earlier of (i) the date on which the employment relations between an Employee and a Group Company have been Terminated, for any reason whatsoever; or (ii) 120 days following the date on which a notice regarding such Termination was sent by a Group Company, or by the Employee, to the other party;

With regard to Consultants, the earlier of (i) the date of Termination of the agreement between the Consultant and a Group Company; or (ii) 120 days following the date on which a notice regarding such Termination was sent by a Group Company, or by the Consultant, to the other party;

Notwithstanding the foregoing, if the termination of employment or provision of services is due to, or connected with, one of the following instances, the Termination Date shall be the date on which a notice regarding such Termination was sent by a Group Company, or by the Employee or Consultant, as the case may be, to the other party. The said instances are as follows:
(i)     The Participant commits a criminal offense (whether against a Group Company or any other person or entity);
(ii)    The Participant is dishonest or breaches his fiduciary duties or duty of loyalty towards Group Company;
(iii)   The Participant intentionally or recklessly damages a Group Company’s property and/or good name and/or business;
(iv)   The Participant is grossly negligent in fulfilling his duties towards a Group Company;
(v)    The Participant deviates intentionally in a  material way from his authority and/or instructions given to him by the Group Company's competent organs
(vi)   The Participant breaches intentionally in a material way the terms of his employment or consultancy agreement, or other agreement with the Group Company.

“Transfer”	With respect to Awards or Shares – the sale, assignment, transfer, pledge, mortgage or granting of any right to a third party thereto;
“Trustee”	Any trustee appointed by the Company, in accordance with Section 102 and approved by the Israeli Tax Authority;
“Vesting Date”	Each date upon which the Award is converted into Shares, as determined in the Award Agreement;

4.	ADMINISTRATION OF THE PLAN

4.1	The Board shall have the power to administer the Plan.

4.2
Subject to the provisions of the Plan, the Board shall have the authority, at its discretion: (i) to grant Awards to Participants; (ii) to determine the terms and provisions of each Award granted (which need not be identical), including, but not limited to, the number of Awards to be granted to each Participant, provisions concerning the time and the extent to which the Awards may Vest, the underlying Shares sold and the nature and duration of restrictions as to the Transferability of Awards and/or Shares; (iii) to amend, modify or supplement the terms of each outstanding Award; (iv) to interpret the Plan; (v) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreements; (vi) to authorize conversion or substitution under the Plan of any or all Awards or Shares and to cancel or suspend Awards, as necessary, provided the material interests of the Participants are not harmed; (vii) to accelerate or defer (with the consent of the Participant) the right of a Participant to receive Shares under any previously granted Awards; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Board; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.3	This Plan shall apply to grants of Awards made following the adoption of this Plan by the Board.

4.4	All decisions, determinations, and interpretations of the Board shall be final and binding on all Participants unless otherwise determined by the Board.

5.	ELIGIBILITY

Awards may be granted to Participants and to persons who have entered into an employment or consultancy agreement with a Group Company; An Approved Award, granted under Section 102, shall only be granted to Employees who are Israeli residents for tax purposes and who at the time of grant, or immediately thereafter are not a holder of a “controlling interest” in the Company, as such term is defined in Section 32(9) of the Ordinance.

6.	SHARES RESERVED FOR THE PLAN

6.1
Subject to Section 13.1 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan, subject to any adjustment made to the share capital of the Company is one million and three hundred and fifty thousand (1,350,000) ordinary shares of the Company. The Shares may be authorized but unissued ordinary shares, or reacquired ordinary shares of the Company.  If an Award should expire for any reason without having Vested in full, Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.  In addition, any Shares which are retained by the Company upon Vesting of an Award in order to satisfy the Purchase Price for such Award or any withholding taxes due with respect to such Vesting shall be treated as not issued and shall continue to be available under the Plan.

6.2	The Company during the term of this Plan will at all times reserve and keep available such number of ordinary shares as shall be sufficient to satisfy the requirements of the Plan.

6.3
The Shares constitute part of the ordinary shares of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the ordinary shares of the Company, subject to the provisions of this Plan and an Award Agreement. Any change of the Company’s Articles of Association, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

6.4
The grant of Awards under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan. The grant of Awards under this Plan shall not entitle any Participant to receive any compensation in the event of any change of the Company’s capital.

7.	TERMS AND CONDITIONS OF THE AWARDS

7.1	Grant

7.1.1
The Board shall offer from time to time to Participants, Awards on a personal basis. A written Award Agreement between the Company and the Participant, in such form as the Board shall from time to time approve, shall evidence the Awards granted pursuant to the Plan. Each Award Agreement shall state, among other matters, the number of Awards granted, the Vesting Dates and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

7.1.2	Approved Awards shall be subject to the Trustee’s trusteeship, as provided in Section 10 below, and to the submission of the Plan for approval by the Israeli Tax Authority.

7.2
Vesting. The Board shall set vesting criteria at its discretion, which, depending on the extent to which the criteria are met, will determine the number of Shares the Participant will receive.  The Board may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board at its discretion. The vesting conditions and schedule shall be set in the applicable Award Agreement, however, unless otherwise determined, the Awards shall vest over 3 years in equal installments, on a yearly basis starting on the date of grant.

7.3
Earning Shares. Upon meeting the applicable vesting criteria, the Participant shall be required to pay the Purchase Price of the Vested Awards in order to be entitled to receive the amount of Shares specified in the relevant Award Agreement. The issuance of Shares shall occur as soon as practicable after the payment of the Purchase Price.

7.4
Non Transferability of Awards. Unless otherwise determined by the Board, an Award  shall not be Transferable by the Participant other than by will or by the laws of descent. Awards and/or the Shares, or rights arising therefrom, shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such enter into force immediately or at a future date.

7.5	Dilution. The Shares, being part of the ordinary share capital of the Company, shall not be protected against dilution in any manner whatsoever, unless otherwise determined by the Board.

7.6
Dividend Rights. No Participant shall have any rights to receive dividends in respect of Shares, until such Shares are issued to the Participant or the Trustee. Following the issuance of the Shares, such Shares will entitle the Participant to receive any dividend, to which other holders of ordinary shares in the Company are entitled.

7.7
One Time Benefit. The Awards and Shares are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any applicable law.

7.8
Fractions. An Award may not be converted into a fraction of a Share. In lieu of issuing fractional Shares, on the vesting of a fraction of an Award, the Company shall convert any such fraction of an Award, which represents a right to receive 0.5 or more of a Share, to one Share and shall extinguish any such fraction of an Award, which represents a right to receive less than 0.5 of a Share without issuing any Shares.

7.9	Term. No full or partial Vesting of an Award shall be carried out following the Expiration Date of such Award.

8.	TERMINATION OF EMPLOYMENT OR ENGAGEMENT.

8.1
Unless otherwise determined by the Board, if a Participant’s employment or engagement with a Group Company is Terminated for any reason, any Award or portion thereof that has not Vested as of the Termination Date shall immediately expire on the Termination Date.

8.2
No Participant shall be entitled to claim against a Group Company that he or she was prevented from continuing to Vest Awards as of the Termination Date. Such Participant shall not be entitled to any compensation in respect of the Awards which would have Vested had such Participant’s employment or engagement with a Group Company not been Terminated.

9.	NO RIGHT TO EMPLOYMENT, SERVICE OR SHARES

The grant of an Award or a Share under the Plan shall impose no obligation on a Group Company to continue the employment of any Employee or the engagement with any Consultant and shall not lessen or affect the Group Company's right to Terminate the employment or service relationship of such Participant at any time and/or for any or no reason with or without cause.  No Participant or other person shall have any claim to be granted any Awards, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Board's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Awards or Shares.

10.	TRUST

10.1
Unless provided otherwise by the Board, Approved Awards granted under Section 102, and any Shares (including other Shares received subsequently following any realization of rights, such as bonus shares), shall be held in trust by the Trustee for the benefit of the Participant, in accordance with the provisions of Section 102.

10.2
The Approved Awards and Shares shall not be released from the trust nor shall they be sold, unless the Company and the Trustee are satisfied that the full amounts of Tax due have been paid or will be paid.

10.3
Subject to the provisions of Section 102, a Participant shall not sell or release from trust any Approved Award and/or Share received from an Approved Award and/or any Share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.

10.4
As long as the Shares are held by the Trustee for the benefit of the Participant, all rights of the Participant over the Shares cannot be Transferred other than by will or the laws of decent and distribution.

10.5
Without derogating from the aforementioned, the Board shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee.

11.	ADJUSTEMENTS TO THE SHARES SUBJECT TO THE PLAN

11.1
Adjustment. If the ordinary share capital of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company effected without receipt of consideration by the Company, and as often as the same shall occur, then the number, class and kind of the underlying Shares and the Purchase Price (if applicable) of the Awards subject to the Plan shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding ordinary share. Upon occurrence of any of the foregoing, the class and aggregate number of underlying Shares of the Awards, issuable pursuant to the Plan, shall be appropriately adjusted by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares underlying an Award.

11.2
Changes to the Plan. The Board shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board’s opinion such a change shall not materially derogate from the rights attached to the Awards and/or Shares already issued under this Plan, unless mutually agreed otherwise between the Participant and the Company. The Board shall be entitled to terminate this Plan, at any time provided that such termination shall not materially affect the rights of Participants, to whom Awards have already been granted.

11.3
Structural Change. Without derogating from the Board’s general powers under the Plan to determine the treatment of the Awards and Shares upon a Structural Change, in the event of any Structural Change, the Board shall be entitled (but not obliged), at its sole discretion, to: (i) provide for an assumption or exchange of Awards and/or Shares for awards and/or shares and/or other securities or rights of the Successor Company; and/or (ii) provide for an exchange of Awards or Shares for a monetary compensation; and/or (iii) determine that all unvested Awards shall terminate on the date of such Structural Change. In the case of assumption and/or substitution of Awards, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be at its sole discretion and final. The grant of any substitutes for the Awards and/or Shares to Participants further to a Structural Change, as provided in sub-clauses (i) and (ii), shall be considered as full compliance with the terms of this Plan. The value of the exchanged Awards and/or Shares pursuant to this section 11.3 shall be determined in good faith solely by the Board and its decision shall be final and binding on all the Participants.

For the purposes of this section 11.3, Awards shall be considered assumed or substituted if, following the Structural Change, the Awards confer the right to purchase or receive, for each underlying Share immediately prior to the Structural Change, the consideration (whether shares, options, cash, or other securities or property) received in the Structural Change by holders of ordinary shares held on the effective date of the Structural Change (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding ordinary share capital); provided, however, that if such consideration received in the Structural Change is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration received in the Structural Change to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in value to the per Share consideration received by holders of a majority of the outstanding ordinary share capital in the Structural Change; and provided further that the Board may determine, at its discretion, that in lieu of such assumption or substitution of Awards for awards of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

Without derogating from the above, in the event of a sale of all or substantially all of the Company’s share capital, the Board shall be entitled, at its sole discretion, to require the Participants to sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s ordinary shares as part of the Structural Change. Each Participant acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign share transfer deeds in customary form in respect of the Shares held by such Participant and that such share transfer deed shall bind the Participant.

11.4
Liquidation. In the event of the proposed dissolution or liquidation of the Company, Awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

12.	TAXES AND WITHHOLDING TAX

12.1
Unless provided otherwise by the Board, Approved Awards allotted to Israeli Employees, who are not holders of “controlling interest” in the Company, as provided in Section 5 above, shall be subject to the provisions of Section 102, as shall apply from time to time, and the regulations promulgated thereunder.

Any Award, allotted to an Israeli Employee who holds a “controlling interest” in the Company, or to a non- Israeli Employee, or to a Consultant, shall not qualify for any beneficial tax arrangement under Section 102 and shall be subject to any applicable tax law.

12.2
Any Tax imposed in respect of the Awards and/or Shares, including, but not limited to, the grant of Awards, and/or the Vesting of an Award, and/or issuance of Shares, and/or the Transfer, waiver, or expiration of Awards and/or Shares, and/or the sale of Shares, shall be borne solely by the Participants, and in the event of death, by their heirs. The Group, the Trustee or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration. The applicable Tax shall be deducted from the proceeds of sale of Shares or shall be paid to the Group Company or the Trustee by the Participants. Without derogating from the aforementioned, a Group Company or the Trustee shall be entitled to withhold any Taxes according to the requirements of any applicable laws, rules, and regulations.

12.3
The Company's or Trustee's obligation to deliver Shares upon Vesting of an Award or to sell or Transfer Shares is subject to payment (or provision for payment satisfactory to the Board) by the Participant of all Taxes due under any applicable law.

12.4
The Participants shall indemnify any Group Company and/or the Trustee, immediately upon request of the Group Company, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withholding Tax) for which the Participant is liable under any applicable law or under the Plan, and which was paid by a Group Company or the Trustee, or which a Group Company or the Trustee are required to pay. A Group Company or the Trustee may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations or proceeds of sale of any other Shares.

12.5
Should the Awards or Shares that were allotted pursuant to Section 102 be Transferred by power of a last will or under law, the provisions of Section 102 shall apply to the heirs or transferees of the deceased Participant.

12.6
In respect to Awards which are not Approved Awards, if the Participant is Terminated, the Participant shall extend to the Company a security or guarantee for the payment of Tax due at the time of sale of the Shares, if such Tax should be withheld by the Company or a Group Company according to the Ordinance or any other applicable law.

13.	EFFECTIVE DATE AND DURATION OF THE PLAN

13.1	The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

13.2
The Company shall obtain the approval of the Board for the adoption of this Plan or for any amendment to this Plan. The Company’s counsel notified the NASDAQ Stock Market that it follows Israeli law and practice in lieu of the requirements specified in NASDAQ Marketplace Rule requiring shareholders approval for the establishment of this plan.

13.3	Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.	SUCCESSORS AND ASSIGNS

The Plan and any Award granted thereafter shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.	MISCELLANEOUS

15.1
Notices. Notices and requests regarding this Plan shall be sent in writing by registered mail or by courier to the addresses of the Company and the Participant as follows: if to the Company: 8 Maskit St., Herzlia, Israel 46120; if to the Participant - to the Participant’s address, as registered in the Company’s registries.

Such notices shall be deemed received at the addressee as follows: if sent by registered mail - within five (5) business days following their being deposited for mailing at a post office in any jurisdiction, and if hand-delivered - on the day of delivery.

15.2
This Plan (together with any Award Agreement) constitutes the full agreement and/or understanding between the Group and the Participants in connection with the grant of Awards to Participants. Any representation and/or promise and/or undertaking made and/or given by a Group Company or by whomsoever on their behalf, which have not been explicitly expressed herein, shall have no force and effect.

15.3
Choice of law. Unless otherwise specified in a specific Award Agreement, this Plan shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law. The competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction to hear all disputes arising in connection with this Plan.

* * * * *

Plan adopted by the Board of Directors: ____________